      As filed with the Securities and Exchange Commission on May 18, 1999
                                                  Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------

        FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         -------------------------------

                                  MISONIX, INC.
             (Exact name of registrant as specified in its charter)

            New York                                      11-2148932
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

1938 New Highway, Farmingdale, New York                          11747
(Address of Principal Executive Offices)                       (Zip Code)

                         1998 EMPLOYEE STOCK OPTION PLAN
                            (Full Title of the Plan)

                       Michael A. McManus, Jr., President
                                  MISONIX, INC.
                                1938 New Highway
                           Farmingdale, New York 11735
                           ---------------------------
                     (Name and address of agent for service)

                                 (516) 694-9555
                                 --------------
          (Telephone number, including area code, of agent for service)

                         -------------------------------

                                    Copy to:
                            Edward I. Tishelman, Esq.
                              Hartman & Craven LLP
                                 460 Park Avenue
                            New York, New York 10022

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                            Proposed              Proposed
                                                                             maximum               maximum            Amount of
                       Title of                        Amount to be      offering price           aggregate         registration
              securities to be registered               registered         per unit(1)        offering price(1)     fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share ..........     500,000 shares          $6.47        $3,115,150              $866.01
====================================================================================================================================

(1) Based on a per share exercise price of $5.06 for 85,000 shares. The balance of the shares are exercisable at $6.47 per share and is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The price per share is estimated based on the average of the high and low bid prices for MISONIX, INC.'s Common Stock on May 14, 1999, as reported by the National Association of Securities Dealers' Automated Quotation System.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation Of Documents By Reference.

     The following documents filed with the Securities and Exchange Commission (the "Commission") by MISONIX, INC. (the "Registrant") are hereby incorporated by reference in this Registration Statement:

     (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 filed with the Commission on September 23, 1998;

     (b) The Registrant's Form 10-QSB for the quarter ended September 30, 1998 and Form 10-QSB/A for such quarter, filed with the Commission on November 12, 1998 and December 4, 1998, respectively, Form 10-QSB for the quarter ended December 31, 1998 filed with the Commission on February 19, 1999 and Form 10-QSB for the quarter ended March 31, 1999 filed with the Commission on May 14, 1999;

     (c) The description of the Registrant's common stock, $0.01 par value (the "Common Stock"), contained in the Registrant's Registration Statement on Form 8-A (Registration No. 1-10986) filed with the Commission on January 22, 1992 under Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all the securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing on the respective dates on which such documents are filed.

ITEM 4.  Description of Securities.

     Not Applicable.

Item 5.  Interest of Named Experts and Counsel.

     Not Applicable.

Item 6.  Indemnification of Directors and Officers

     Section 722 of the New York Business Corporation Law ("NYBCL") permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of the corporation, or served another entity in any capacity at the request of the corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney's fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service for another entity, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition had no reasonable cause to believe that his or her conduct was unlawful. Section 723 of the NYBCL permits the corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 721 of the NYBCL provides that indemnification and advancement of expense provisions contained in the NYBCL shall not be deemed exclusive of any rights to which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.

     Article Seventh of the Registrant's Certificate of Incorporation provides, in general, that the Registrant may indemnify, to the fullest extent permitted by applicable law, every person threatened to be made a party to any action, suit or proceeding by reason of the fact that such person is or was an officer or director or was serving at the request of the Registrant as a director, officer, employee, agent or trustee of another corporation, business, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses, judgments, fines and amounts paid in settlement in connection with such suit or proceeding. Article Seventh of the Certificate of Incorporation also provides that the Registrant may indemnify and advance expenses to those persons as authorized by resolutions of a majority of the Board of Directors or shareholders, agreement, directors' or officers' liability insurance policies, or any other form of indemnification agreement.

     In accordance with that provision of the Certificate of Incorporation, the Registrant shall indemnify any officer or director (including officers and directors serving another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity at the Registrant's request) made, or threatened to be made, a party to an action or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he or she was serving in any of those capacities against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) incurred as a result of such action or proceeding. Indemnification would not be available under Article Seventh of the Certificate of Incorporation if a judgment or other final adjudication adverse to such director or officer establishes that (i) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Article Seventh of the Certificate of Incorporation further stipulates that the rights granted therein are contractual in nature.

     At present, there is no pending litigation or other proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

Item 7.  Exemption From Registration Claimed.

     Not Applicable.

Item 8.  Exhibits

EXHIBIT                                     DESCRIPTION
NUMBER                                      -----------
------

4                 1998 Employee Stock Option Plan.

5 Opinion of Hartman & Craven LLP regarding legality of the Common Stock being registered.

23.1 Consent of Hartman & Craven LLP (included in their opinion filed as Exhibit 5).

23.2              Consent of Ernst & Young LLP, independent auditors.


Item 9.  Undertakings

(a)      The undersigned Registrant hereby undertakes to:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933 the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmingdale, State of New York, on May 18, 1999.

                                         MISONIX, INC.

                                By:      /s/ Michael A. McManus
                                         --------------------------------
                                         President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



Signature                    Title                                  Date
---------                    -----                                  ----

/s/ Gary Gelman              Chairman of the Board of            May 18, 1999
-------------------------    Directors
Gary Gelman

/s/ Michael A. McManus       President, Chief Executive          May 18, 1999
-------------------------    Officer, and Director (principal
Michael A. McManus, Jr.      executive officer)


/s/ Richard Zaremba          Vice President and Chief Financial  May 18, 1999
-------------------------    Officer (principal financial and
Richard Zaremba              accounting officer)


/s/ Howard Alliger           Director                            May 18, 1999
-------------------------
Howard Alliger


-------------------------    Director                            May    , 1999
Arthur Gerstenfeld

                                  EXHIBIT INDEX

Exhibit No.                DESCRIPTION
-----------                -----------

4             1998 Employee Stock Option Plan

5 Opinion of Hartman & Craven LLP regarding legality of the Common Stock being registered

23.1 Consent of Hartman & Craven LLP (included in their opinion filed as Exhibit 5)

23.2          Consent of Ernst & Young LLP, independent auditors




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